Exhibit 14.1

Adopted and Effective May 3, 2005

Amended and Restated Code of Business Conduct and Ethics of Alico, Inc.

Preamble

Alico, Inc. (“Alico” or the “Company”) has always insisted that its employees, officers and directors maintain the highest level of integrity in their dealings with each other and with the public on behalf of the Company. This Code of Business Conduct and Ethics (the “Code”) is intended to document some of the specific principles of conduct and ethics which will be followed by Alico’s directors, officers and employees in the performance of their responsibilities with respect to the Company’s business. The purpose of the Code is to:

•	Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Promote full, fair, accurate, timely and understandable disclosure to the public, including Alico’s periodic reports required to be filed with the Securities Exchange Commission;

•	Promote compliance with applicable governmental rules and regulations;

•	Provide guidance to directors, officers and employees to help them recognize and deal with ethical issues;

•	Provide a mechanism to report questionable, dishonest or unethical conduct;

•	Help foster a culture of honesty, civility and accountability.

Alico’s directors have committed that they will comply at all times with the principles set forth in this Code and they expect each of Alico’s officers and employees to do likewise. A violation is grounds for disciplinary action up to and including discharge and possible legal prosecution.

Article I. Ethical Conduct

A.	Each director, officer and employee of the Company will at all times deal fairly with Alico’s customers, suppliers, partners, stockholders and employees, and will conduct business activities and operations in an ethical manner and in compliance with all applicable laws, rules, regulations and Company policies and with the standards set forth in this Code.

B.	Each director, officer and employee will:

i.	Avoid all conflicts of interest between his/her personal and professional relationships; provided, however, that if any person or entity suggests some activity, transaction, relationship, or that such person or entity enter into a business situation that places or appears to place any director, officer or employee in a conflict of interest situation, such conflict or potential conflict must be immediately and fully disclosed to the Company’s Board of Directors and/or the Company’s Audit Committee prior to any commitment by the Company with respect thereto and the conflict should be dealt with in accordance with our Board’s procedures for handling disclosed potential conflicts as set forth in Article III below;

ii.	Provide, or cause to be provided, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

iii.	Comply, and take reasonable actions to encourage others within the Company to comply, with applicable governmental laws, rules and regulations;

iv.	Promptly report violations of this Code as required and specified in the Reporting Procedures developed by Alico’s Audit Committee (see Exhibit A, Whistleblower Policy, attached to this document); and

v.	Promote accountability and adherence pursuant to this Code.

C.	Company records must at all times be prepared accurately and maintained properly, in accordance with Alico records management policies as well as all applicable laws, rules and regulations. No false, misleading, artificial or deceptive entries may be made in the Company’s records for any reason. The simple rule of thumb is that the Company’s books must accurately, fully and fairly reflect the transactions and activities that have occurred.

D.	The Company records belong to the Company. Therefore, the Company records should not be removed from the Company property except for a legitimate business reason, and any documents so removed should be returned to the Company as soon as is practical. Accounting procedures, processes and controls are prescribed by Company policies. Within these policies, the senior officers of Alico have the primary responsibility for establishing and monitoring adequate systems of internal accounting and controls in accordance with sound accounting principles. All employees must adhere to these controls. The Company’s auditors will be asked from time to time to monitor and report upon these internal controls. Alico employees are required to cooperate completely, fully and forthrightly with the Company’s internal auditors and accountants, external independent auditors, and with Alico’s Audit Committee. No employee, officer or director may engage in, permit, or conceal any financial or bookkeeping irregularity, deceptive act or attempt to mislead.

Article II. Compliance with Laws, Rules and Regulations

A.	Alico’s employees must comply, at all times and in all material respects, with all applicable laws, rules and regulations.

B.	Alico’s directors, officers and employees who are in possession of material, non-public information must refrain from (i) buying or selling securities, either personally or on behalf of others on the basis of such information, (ii) using such information for personal gain and (iii) disclosing such information to anyone outside the Company who does not require such information for business purposes in the performance of their services to the Company. Material, non-public information is factual information that a reasonable investor would want to know before making an investment decision to buy or sell the Company’s securities and that has not been disclosed to the public.

Article III. Disclosure of Conflicts of Interest and Board Procedures for Resolution of the same.

A.	Directors, officers and employees have a primary business responsibility to the Company and must take all reasonable actions necessary to avoid conflicts of interest or the appearance of conflicts of interest. A conflict of interest occurs when an individual’s private interest is detrimental or adverse to the interests of the Company as a whole. Examples of situations involving a conflict of interest include but are not limited to: (i) conducting business with a firm owned, partially owned or controlled by a director, officer, or employee or a relative of such person; (ii) owning a financial interest in Alico’s vendors, customers, or competitors (ownership of less than 1% of the stock of a publicly traded company that competes or does business with Alico is permissible); (iii) performing work, with or without compensation, for a competitor, governmental or regulatory entity, customer or supplier of Alico, or doing any work for a third party that may adversely affect your performance or judgment on the job or diminish your ability to devote the necessary time and attention to Company-related duties; (iv) using Company property, materials, supplies funds or other resources for personal purposes. These situations and others like them, where loyalties to Alico could be compromised, must be avoided. If you believe that you are involved in a potential conflict of interest, you must discuss it with your supervisor and report it to our chief legal officer, to the Board of Directors or to the Audit Committee of the Board.

B.	The chief legal officer and/or the chief financial officer shall file a report with Alico’s Board of Directors of any reported conflicts or potential conflicts, including a statement as to the resolution if any of such conflict. Conflicts that are unresolved or that otherwise need to be considered by the Board shall be placed on the agenda for the next Board meeting. If the potential conflict involves a member of Alico’s Board of Directors, such member shall abstain from participating in the resolution of such conflict by the Board or by any special committee to which the Board may refer such matter. Disclosed conflicts of interest or potential conflicts of interest will not be considered to violate our conflicts policy if and only if Alico’s Board less any member who may have a conflict of interest with regard to the matter under consideration or a special independent committee of Alico’s Board to whom review of such conflict has been referred, has determined that the activity which gives rise to the disclosed conflict of interest or potential conflict of interest is none-the-less in the best interest of the Company and is fair to the Company and its stockholders.

Article IV. Corporate Opportunities

No director, officer or employee shall: (i) take for himself or herself personally any opportunity which he or she becomes aware of through the use of Company property, information or position when such opportunity could be of benefit or interest to the Company, unless the Company has expressly decided not to attempt to take such opportunity; (ii) make it possible for others to take any opportunity which he or she becomes aware of through the use of Company property, information or position when such opportunity could be of benefit or interest to the Company, unless the Company has expressly decided not to attempt to take such opportunity; (iii) use Company property, information or position for personal gain; or (iv) compete with the Company in any material or substantive manner.

Article V. Confidentiality

Directors, officers and employees must maintain inviolable confidentiality of all information entrusted to them by the Company, unless disclosure is authorized by the Company or legally required. Confidential information includes all information relating to the Company that may be of use to the Company’s competitors and that is not otherwise public information or information that has been entrusted to the Company by its customers, vendors or others that have a relationship with the Company. Directors, officers and employees shall comply with all confidentiality policies adopted by the Company from time to time, and with confidentiality provisions contained in agreements to which they or the Company is a party.

Article VI. Company Assets

Directors, officers and employees shall take reasonable steps to protect the Company’s assets and ensure their efficient use. Directors, officers and employees shall use the Company’s assets only for the Company’s legitimate business purposes.

Article VII. Reporting Violations

A.	The Audit Committee of Alico’s Board of Directors has established several alternatives and options for any director, officer and employee seeking compliance advice or wanting to report any misconduct or violations of this Code. You can contact your supervisor; Alico’s chief legal officer or chief financial officer;

Alico’s Lead Director, Gregory T. Mutz, 125 South Wacker Drive, Suite 3100, Chicago, Illinois 60606; Alico’s outside legal counsel, David C. Shobe, Esq., Fowler White Boggs Banker P.A., 501 East Kennedy Blvd., Suite 1700, Tampa, Florida 33602; or you can place a report to our specially designated Compliance Reporting Post Office Box 339, LaBelle, Florida, on an identified or anonymous basis or call Alico’s Compliance Hotline at 877-778-5463 which is staffed by independent third parties. The procedures for handling compliance reports and questions as adopted by the Audit Committee from time to time are attached to this Code as Exhibit A.

B.	Anyone who seeks advice, raises a concern or reports misconduct or a violation of this Code is following the requirements of this Code and the desires of Alico’s Board of Directors. We encourage such action. Call Alico’s Compliance Hotline if you suspect or have reason to believe there is a problem. Retaliation against anyone who makes a good faith report of misconduct is illegal and will not be tolerated. We will take appropriate disciplinary action, including severance from the Company, against any individual or individuals who engage in improper retaliatory conduct.

Article VIII. Amendment to, or Waiver of, this Code

A.	Any amendment to, or waiver of, any provision of this Code with regard to any director, officer or employee must be approved by the Board. In the event that members of the Board will be personally affected by a waiver of this Code, such waiver shall be approved by a committee consisting entirely of members of the Board who will not be personally affected by such waiver.

B.	No amendment to, or waiver of, this Code will be effective until the waiver has been reported to the person responsible for the preparation and filing of the Company’s current reports on Form 8-K, in sufficient detail to enable such person to disclose accurately such amendment or waiver in the current report on Form 8-K if necessary. The Company shall promptly disclose on Form 8-K, by filing such form with the SEC, any amendment to, or waiver of, this Code that applies to the Company’s directors or executive officers.

THE INFORMATION PROVIDED AND PROCEDURES SET FORTH IN THIS PUBLICATION DO NOT CONFER CONTRACTUAL RIGHTS OF ANY KIND UPON ANY EMPLOYEE OR THIRD PARTY OR CREATE CONTRACTUAL OBLIGATIONS OF ANY KIND FOR ALICO, INC.